Exhibit 10.1

RTI International Metals, Inc.

Board of Directors Compensation Program

Effective April 26, 2012

•	Target annual compensation is $150,000 for non-employee directors other than the Chairman and $240,000 for the non-employee Chairman and shall be paid 50% in restricted stock and 50% in cash.

•	In addition to the target compensation set forth above, the following annual cash premiums will be paid for chairing the following standing committees:

¡	Audit Committee: $20,000
¡	Compensation Committee: $20,000
¡	Nominating/Corporate Governance Committee: $10,000

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There will be no per meeting fees paid for regular board or committee meetings. However, meeting fees for extraordinarily frequent meetings of the Board or Committees (whether standing or ad hoc) required to consider transactions or other special circumstances, as determined by the Chairman, in the amount of $1,000 per meeting may be awarded. The cash portion of annual target compensation, committee chair premiums, and any special meeting fees are payable in cash quarterly.

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Restricted stock will be awarded at beginning of a plan year (commencing with annual shareholders’ meeting) and vest at end of plan year. Partial vesting for directors who leave before their term is up will be at discretion of the Compensation Committee upon recommendation of the Nominating/Corporate Governance Committee.

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Restricted stock will be held in custody by RTI until restriction is terminated and then a certificate, free of all restrictions, shall be issued in the director’s name (or a trust as he or she shall designate). Directors shall be entitled to vote the shares of restricted stock upon grant at the beginning of the plan year.

Adopted by the Board of Directors: April 26, 2012

Stock Ownership Guidelines

Each non-employee director is expected to own, at a minimum, shares of RTI common stock equal to three (3) times their annual retainer. This level of ownership is to be achieved within three years from the approval of this proposal for existing directors and five years of first joining the Board for new directors elected after the approval of this proposal. Once a Director reaches this level of stock ownership, the Director will remain in compliance of this expectation, regardless of market fluctuations, as long as the Director does not sell shares at a time when the aggregate value is less than the expected level.

Adopted by the Board of Directors: July 27, 2007